Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

DCT Industrial Trust Inc.

We consent to the use of our reports, the first which is dated November 22, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the 2006 Acquisition B Properties; the second which is dated November 13, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the 2006 Acquisition A Properties; the third which is dated June 30, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the Cal TIA portfolio; the fourth which is dated June 28, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the PC portfolio; the fifth which is dated June 21, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the OCMI portfolio; the sixth which is dated May 10, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the Parkwest II portfolio; incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

April 5, 2007

Denver, Colorado